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Exhibit 10.21

Amendment One to Employment Agreement Between New Century Energies, Inc.
and Paul J. Bonavia

    This Amendment One to the Employment Agreement Between New Century Energies, Inc. and Paul J. Bonavia, effective December 15, 1997, is effective as of the date described below. The employment agreement, as amended, will be referred to as the "Agreement".

    WHEREAS, New Century Energies, Inc. has completed a Merger, pursuant to which the surviving corporation, Xcel Energy, Inc., has succeeded to all rights and obligations under the Agreement. The term "Company" will hereafter mean Xcel Energy, Inc.; and

    WHEREAS, at the Company's direction, Executive ceased to serve as either the Company's Senior Vice President and General Counsel or President of its International Business Unit as of the Effective Time; and

    WHEREAS, as of the Effective Time, the Company requested Executive to serve as President of its Energy Markets Business Unit pursuant to terms set forth in a letter attached hereto as Exhibit A;

    NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby amend the Agreement as follows:

    1.  Section 17 is added, which provides:

    Section 17. Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

    17.1. Determination.  A decision made by Executive in his sole discretion, after consultation with the Chief Executive Officer, concerning the items set forth in paragraph 1 of Section 4.4B of this Agreement.

    17.2. Determination Date.  January 6, 2003.

    17.3. Development Objective.  Development of the Xcel energy marketing organization into a multi-regional energy merchant by having implemented one of the following means: (a) joining a consortium of energy marketing organizations; (b) acquiring other energy marketing organizations; or (c) building such attributes internally.

    17.4. Diminished.  Materially and adversely diminished in comparison to the duties and responsibilities enjoyed by the Executive on the effective date of the Merger Agreement, within the meaning of Section 4.2(a)(iii) of the Severance Policy.

    17.5. Effective Time.  The Effective Time of the Merger, as defined in the Merger Agreement.

    17.6. Integration.  Combination of the existing NSP and NCE energy marketing organization (excluding NRG Energy, Inc.) to create one Xcel energy marketing organization with principal operations in one location and one set of processes for trading, risk management and reporting, financial reporting and back office functions.

    17.7. Merger.  The merger contemplated by the Merger Agreement.

    17.8. Merger Agreement.  This Agreement and Plan of Merger by and between Northern States Power Company ("NSP") and New Century Energies, Inc. ("NCE"), dated as of March 24, 1999.

    17.9. Severance Policy.  The Xcel Energy Senior Executive Severance Policy, effective as of the Effective Time.

    2.  Section 2 is amended to provide:

    Executive shall serve as President of the Company's Energy Markets Business Unit or in any other capacity which the Company, in its sole discretion, may direct and shall report to the Chief Executive Officer.

    3.  Section 4.4B is added, which provides:

    4.4B. Separation Benefits.  Executive agrees that, notwithstanding any changes to his duties and responsibilities which the Company in its sole discretion has made or might make, he will not assert at any time before the Determination Date that his duties and responsibilities have been Diminished. In consideration of such agreement and the other agreements contained herein, the Company agrees to pay Executive separation benefits under this Agreement upon the occurrence or satisfaction of all of the following conditions:

    1.  Executive shall have made a Determination that, as of the Determination Date (a) integration of the NSP and NCE energy marketing organizations has been satisfactorily accomplished; and (b) either the Development Objective has not been satisfactorily accomplished or it has been satisfactorily accomplished but Executive has not been employed on mutually acceptable terms to head the organization or consortium designated to perform the larger role created by the Development Objective;

    2.  During the period commencing on the Determination Date and ending at the close of the seventh business day thereafter, Executive shall have given written notice of the Determination and the consequent termination of his employment; and

    3.  Executive shall have executed and not revoked a release agreement substantially in the form described in the Severance Policy.

The separation benefits to which Executive shall be entitled hereunder will be calculated, determined and paid in accordance with the provisions of Section 4.3, 4.4, 4.5, 4.6, and Schedule I of the Severance Policy.

Notwithstanding any other provision of this Agreement or any other plan, program, practice or policy of the Company or its predecessors or successors, any cash Separation Benefits that Executive becomes entitled to receive under Section 4.4B of this Agreement, shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, Change in Control or similar benefits that the Executive may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of the Company, its predecessors or successors (including without limitation the Xcel Senior Executive Severance Policy), except to the extent the Executive waives his right thereto.

    4.  Section 4.9 is amended to provide:

    Sections 4.2, 4.3, 4.4A, 4.4B, and 4.5 herein refer to plans or programs in effect as of the Effective Time. By reason of such sections, the Company shall not be obligated to institute, maintain, or refrain form changing, amending or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to the Company's senior executive employees generally. However, notwithstanding any change or amendment to, discontinuance or, or benefit limitation set forth in any plan or program, Executive shall be entitled under this Agreement (a) during Executive's term of employment under Section 1 of this Agreement, to incentive compensation opportunities at least equal in monetary value to those provided for in Section 4.2 above, and (b) during and after such term of employment to the supplemental retirement benefit as provided in Section 4.4 above, and separation benefits as provided in Section 4.4B, above.

    5.  Section 15.6 is amended to provide:

    The provisions of Section 4.4, 4.4B, 4.9, 8, 9, 11, 12, 13, 14, and 17 shall survive the termination of this Agreement for any reason, whether by the Company, by Executive, or otherwise, and shall survive the expiration of Executive's term of employment. Such obligations shall continue thereafter in full force and effect.

    6.  All other terms and provisions of this Agreement remain in full force and effect, without modification. Except as expressly stated herein, Executive reserves all rights arising under law, under any agreement, plan or policy (including but not limited to the Severance Policy), or otherwise.

IN WITNESS WHEREOF, the parties have executed this Amendment One to the Agreement, effective as of the Effective Time of the Merger.

ATTEST:		XCEL ENERGY, INC.

By:	/s/ CATHY HART Cathy Hart, Corporate Secretary	By:	/s/ WAYNE H. BRUNETTI Wayne H. Brunetti, President and CEO

EXECUTIVE

/s/ PAUL J. BONAVIA Paul J. Bonavia

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Exhibit 10.21 Amendment One to Employment Agreement Between New Century Energies, Inc. and Paul J. Bonavia